Exhibit 2(k)(1)

JOINDER

THIS JOINDER AGREEMENT made as of the __ day of ______________, 2013, by and among Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Master Fund, and a new fund added by this Joinder, Blackstone Alternative Alpha Fund II (the “New Fund”), each acting on its own behalf separately from the others and not jointly or jointly and severally with the others (each, the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated as of April 1, 2012, between each Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement Service Provider performs certain services for each Client;

WHEREAS, Service Provider and the Client wish to enter into this Joinder to the Agreement in order to add a new fund to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Addition of the New Fund.

Effective as of the date hereof, the execution and delivery of this Joinder shall constitute the execution and delivery by the New Fund of the Agreement, and the New Fund shall be a party to the Agreement, and references to the “Client” in the Agreement shall be deemed to include the New Fund.

2.	Schedule 2.

The title of Schedule 2, Appendix C, Subsection (s) is changed from “Blue Sky Services (To be performed solely for Blackstone Alternative Alpha Fund)” to “Blue Sky Services (To be performed solely for Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Fund II)”

3.	Schedule 4.

Schedule 4 is amended by deleting and replacing Section 1 as follows:

“1.	FEES

Each Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

a.	Asset-Based Fees

For Administration, Fund Accounting and Transfer Agency Services, the Client shall pay Service Provider:

7 basis points of the first $500 million in aggregate net assets of the Master Fund, plus

5 basis points of the next $500 million in aggregate net assets of the Master Fund, plus

4 basis points on the aggregate net assets of the Master Fund in excess of $1 billion.

The Asset-Based Fees shall be subject to a monthly minimum fee of $17,361.08. Aggregate net assets shall be computed as of the last day of each month prior to redemptions.

b.	Annual Fee

For Regulatory Administrative Services, the Client shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $112,500; with additional services requested to be billed at a rate of $350 per hour.

c.	Account Fees

Each Client shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $20 per investor.

d.	Blue Sky Services Fees.

For Blue Sky Services, each of the Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Fund II shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $3,500, plus any applicable out of pocket expenses or fees as set forth below.”

4.	Representations and Warranties.

(a) Each Client represents (i) that it has full power and authority to enter into and perform this Joinder (ii) that this Joinder, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Client (the “Board”), and (iii) that the Board has approved this Joinder.

(b) Service Provider represents that it has full power and authority to enter into and perform this Joinder.

5.	Miscellaneous.

(a) This Joinder supplements and amends the Agreement. The provisions set forth in this Joinder supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Joinder.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Joinder) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Joinder. Except as provided in this Joinder, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Joinder shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Joinder are included for convenience only and are not to be used to construe or interpret this Joinder.

(d) This Joinder may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed all as of the day and year first above written.

Blackstone Alternative Alpha Fund	Blackstone Alternative Alpha Master Fund

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

Blackstone Alternative Alpha Fund II

By:
Name:
Title:

Date:

A copy of the Agreement and Declaration of Trust of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II and Blackstone Alternative Alpha Master Fund is on file with the Secretary of The Commonwealth of The Commonwealth of Massachusetts. Notice is hereby given, and it is expressly agreed, that the obligations under this Joinder of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II and Blackstone Alternative Alpha Master Fund are not binding upon any of their trustees, shareholders, nominees, officers, agents or employees personally, but bind only the trust property of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II or Blackstone Alternative Alpha Master Fund, respectively. For each of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II and Blackstone Alternative Alpha Master Fund, the execution and delivery of this Joinder has been authorized by its trustees, and signed by an authorized officer, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor execution and delivery by an officer shall be deemed to have been made by any of them individually, but shall only find the trust property of each of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II and Blackstone Alternative Alpha Master Fund, respectively.

Citi Fund Services Ohio, Inc.

By:
Name:
Title:

Date:

SERVICES AGREEMENT

by and among

BLACKSTONE ALTERNATIVE ALPHA FUND,

BLACKSTONE ALTERNATIVE ALPHA MASTER FUND

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	SERVICES AND RELATED TERMS AND CONDITIONS	1

3.	INSTRUCTIONS	3

4.	COMPLIANCE WITH LAWS; ADVICE	3

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY	4

6.	SCOPE OF RESPONSIBILITY	6

7.	INDEMNITY	7

8.	FEES AND EXPENSES	9

9.	REPRESENTATIONS	9

10.	TERM AND TERMINATION	10

11.	GOVERNING LAW AND JURISDICTION	12

12.	MISCELLANEOUS	12

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Fees and Expenses

THIS SERVICES AGREEMENT is made on April 1, 2012, by and among Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, each a Massachusetts business trust, and each acting on its own behalf separately from the other and not jointly or jointly and severally with the other (each the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)	Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)	Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto. Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)	Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred, as agreed to between the Parties. For purposes hereof, “Force

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Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”) subject to section 2(E)(ii) hereof. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)	Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)	the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by any of the following Persons who supply data at the request of the Client: (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the direction of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”) to the extent that the Service Provider was not aware of or did not have knowledge of any material inaccuracy of such data; and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement. The Service Provider will perform reviews that it believes are reasonably designed to identify patently inaccurate data supplied to it by any of the Persons specified under (A)-(F) of the foregoing; and

(iv)	the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers. In all instances, the Service Provider must oversee the services provided by Administrative Support Providers, the Service Provider must bear the separate costs of employing any Administrative Support Providers, and no appointment of any Administrative Support Provider will relieve the Service Provider of any of its obligations under this Agreement.

(F)

Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality and non-

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use obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	INSTRUCTIONS

(A)	Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with industry standards and practices of professionals for hire providing services similar to the Services contemplated under this Agreement.

(B)	Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud (excluding any fraud of Service Provider or Administrative Support Providers or any of their officers, employees or agents) or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)	Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or is otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)	Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time (not to exceed 2 business days) to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)	Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)	Deemed Delivery Unless shown to have been received earlier, a notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)	Compliance. The Service Provider will comply in all material respects with all Laws that it is subject to. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

Schedule 1 to Services Agreement

(B)	No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Client’s independent accountants or auditors.

(C)	Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)	Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). The Service Provider will not be liable if it reasonably relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form or in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)	Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those books and records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client, and will obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Service Provider acknowledges that all books and records received or prepared by the Service Provider on behalf of the Client shall be the exclusive property of the Client. Service Provider will maintain Client Records that are required to be maintained by it under this Agreement in accordance with Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), for the periods required by applicable regulation under the 1940 Act, but not less than seven years from the year to which they relate unless earlier delivered to the Client or as set forth in Section 10(C)(ii) and agrees to surrender all books and records received or prepared by the Service Provider on behalf of the Client to the Client promptly upon request as described in Rule 31a-3 under the 1940 Act. Service Provider may retain copies of any work papers and other documentation so delivered to the extent Service Provider reasonably deems necessary for its legal protection. For the avoidance of doubt, if Service Provider receives any request or demand for the inspection of any of book and records of the Client (including an inspection request by the Client’s investment adviser), Service Provider will endeavor to notify the relevant Client and the Client’s investment adviser to secure instructions from the relevant Client or the Client’s investment adviser as to such inspection. Unless in the reasonable opinion of Service Provider, abiding with any such instructions received from the relevant Client or the Client’s investment adviser would result in a breach of any applicable law, order or regulation to which Service Provider, the Client’s investment adviser and/or that Client is subject, Service Provider shall abide by that Client’s or the Client’s investment adviser’s instructions for granting or denying the inspection, provided that Service Provider may grant the inspection without instructions or in contravention of specific instructions if Service Provider is advised by legal counsel to Service Provider or the relevant Client that failure to do so would result in Service Provider or that Client incurring any liability or being in breach of any applicable law, order or regulation to which that Client, the Client’s investment adviser and/or Service Provider is subject.

(C)

Confidentiality. The Service Provider will treat, and will maintain reasonable controls for the purpose of treating, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and

Schedule 1 to Services Agreement

on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law; provided, however, that the Service Provider shall only transfer or disclose any Confidential Information related to the Client to a third party selected by Service Provider after taking steps reasonably designed to ensure that (i) the recipient of the Confidential Information relating to the Client will treat, and will maintain reasonable controls for the purpose of treating, all Confidential Information related to the Client as confidential and (ii) such recipient maintains policies and procedures reasonably designed to ensure that such Confidential Information will be further transferred or disclosed only to parties that have agreed to treat, and maintain reasonable controls for the purpose of treating, all Confidential Information related to the Client as confidential.

(D)	Proprietary Information.

(i)	The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Providers constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)	Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge or use for any purpose any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)

Use of Name. Client may identify the Service Provider, provide information about the services provided under the Agreement, file electronically a copy of this Agreement and take any additional actions consistent with the foregoing in connection with any required filing with or report to applicable regulatory authorities and in its offering documents or reports to Customers, provided that, to the extent practicable, Client uses reasonable efforts to provide Service Provider with an opportunity to review any language describing Service Provider’s obligations hereunder and reasonably incorporates any comments by Service Provider to such language. Without the written consent of the Client, the Service Provider may use the name of the Client only to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services (provided that none of such letters or other documents will subject or expose the Client to any

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additional liability). Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)	Nondisparagement. Each Party agrees that, during the term of this Agreement, neither Party will, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party or entity regarding the other Party , or regarding each Party’s relationship with the other Party or the termination of such relationship which, in each case, are reasonably expected to result in damage to the business or reputation of the other Party.

(G)	Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

(H)	Equitable Relief. In the event of any breach of either Party’s intellectual property rights, including but not limited to the confidentiality and/or non-disparagement provisions set forth in this Section 5, it is acknowledged and agreed that the non-breaching Party may not have an adequate remedy at law. Consequently, the Parties agree that, in the event of such breach, the non-breaching Party shall be entitled to seek the remedies of temporary and permanent injunction or any other form of equitable relief without the necessity of proving actual damages. This provision shall not, however, be construed as a waiver of any rights or defenses that the non-breaching Party may have for damages, or any other remedies to which the non-breaching Party may be entitled in the event of such breach.

6.	SCOPE OF RESPONSIBILITY.

(A)	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with industry standards and practices of professionals for hire providing services similar to the Services contemplated under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)	The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)	The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

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(iii)	Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) (collectively for purposes of this paragraph, the “Losses”), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement during the fifteen (15) months immediately before the date on which the alleged damages were claimed to have been incurred, provided that such Losses are not a result of the Service Provider’s gross negligence, willful misconduct, or fraud.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

(E)	RIGHT TO AUDIT; CONTROL PROGRAM.

Service Provider agrees that the Client shall have the right to audit, at its own cost and expense, (by itself or through appointed auditors or legal counsel) the books, documents, computer records and files of Service Provider relating to the business conducted under this Agreement upon reasonable prior written notice during the normal business hours of Service Provider. Further, the Client and/or any auditor or legal counsel conducting any such audit shall comply with Service Provider’s security and other applicable policies in connection with all such audits. Should Service Provider or Service Provider’s independent auditors become aware of any material deficiency with respect to Service Provider’s control program that could potentially affect the Client and/or the Services, Service Provider shall use commercially reasonable efforts to promptly notify the Client.

7.	INDEMNITY.

(A)	Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

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(i)	this Agreement, except any Loss resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider or any failure to comply with the applicable standard of care, in each case in connection with the Services; or

(ii)	any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)	Indemnity by the Service Provider. The Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, a “Client Indemnitee”) for, and will defend and hold each Client Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Service Provider and the Client or between the Client and any third party arising from or in connection with the performance of this Agreement, imposed on, incurred by, or asserted against the Client in connection with or arising out of the breach of this Agreement or any failure to comply with the applicable standard of care in providing Services.

(C)	Notification, Participation; Indemnitor Consent. Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (a) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (b) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(D)

Consent. Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or

Schedule 1 to Services Agreement

proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(E)	Other Remedies. The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

8.	FEES AND EXPENSES

(A)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), including whether the expenses, charges and obligations are incurred during or prior to the term of this Agreement, together with any other amounts payable to the Service Provider under this Agreement; provided that the Service Provider agrees to provide the Client with a written explanation of any such expenses, charges and obligations and gives the Client an opportunity to review and refute any such expenses, charges and obligations that the clients deems to be unreasonable. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)	Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

Schedule 1 to Services Agreement

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)	Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(iv)	This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of each Client (collectively, the “Board”).

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	it has commercially reasonable data security and business continuity controls and plans; and

(ii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and have an initial term of 2 years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to Section 10(C):

(i)	Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(ii)	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

Schedule 1 to Services Agreement

(iv)	In addition to the foregoing, the Client may terminate this Agreement on at least thirty (30) days’ written notice to the Service Provider in the event that the Client determines in good faith that there is a reasonable basis to conclude that the Service Provider’s performance of the Services in accordance with this Agreement is deteriorating, in any material respect.

(v)	In addition to the foregoing, the Client may terminate this Agreement on at least one hundred twenty (120) days’ written notice to the Service Provider in the event that the Client determines in good faith that there is a reasonable basis to conclude that the Fee Schedule for this Agreement is materially less favorable to the Client than any comparable provision(s) that would apply if the Client entered into an agreement or agreements with one or more third parties to provide the Client with substantially similar services to those provided by the Service Provider hereunder.

(C)	Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the lesser of (x) the balance that would be due Service Provider for its services under this Agreement during the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 4 months’ fees, unless there is at least 12 months remaining in the Initial Term in which case it shall be 9 months’ fees, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to Service Provider will be payable within a reasonable period of time following the date of the event that triggers the payment obligation. Inasmuch as a default by Client may cause substantial damages to Service Provider and because of the difficulty of estimating the damages that may result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty. For the avoidance of doubt, this Section 10(C)(i) shall not apply to any termination described in Sections 10(B)(ii) – (v) above.

(ii)	Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records. Service Provider shall be entitled to destroy the Client Records if Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

Schedule 1 to Services Agreement

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)	Jurisdiction. The Parties hereto hereby irrevocably consent to the exclusive jurisdiction of, and venue in, any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City to hear any disputes arising out of or in connection with this Agreement.

(C)	Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)	Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate and provided further that any such assignment by the Service Provider will not relieve the Service Provider of its obligations hereunder.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

Schedule 1 to Services Agreement

(I)	Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

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Schedule 1 to Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Blackstone Alternative Alpha Fund		Blackstone Alternative Alpha Master Fund

By:	/s/ Arthur Liao	By:	/s/ Arthur Liao

Name:	Arthur Liao	Name:	Arthur Liao

Title:	Managing Director	Title:	Managing Director

Date:	02/29/12	Date:	02/29/12

A copy of the Agreement and Declaration of Trust of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund is on file with the Secretary of The Commonwealth of The Commonwealth of Massachusetts. Notice is hereby given, and it is expressly agreed, that the obligations under this Agreement of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund are not binding upon any of their trustees, shareholders, nominees, officers, agents or employees personally, but bind only the trust property of Blackstone Alternative Alpha Fund or Blackstone Alternative Alpha Master Fund, respectively. For each of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, the execution and delivery of this Agreement has been authorized by its trustees, and signed by an authorized officer, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor execution and delivery by an officer shall be deemed to have been made by any of them individually, but shall only find the trust property of each of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, respectively.

Citi Fund Services Ohio, Inc.

By:	/s/ Bruce Treff

Name:	Bruce Treff

Title:	Vice President

Date:	02/29/12

Schedule 1 to Services Agreement

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person. Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice provided to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i) information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, Customer Data, Investment Methods, Portfolio Data, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

Schedule 1 to Services Agreement

“Customer” means any Client shareholder.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

Schedule 1 to Services Agreement

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2, subject to the terms and conditions of the Agreement (including the Schedules), to the Client.

A. Fund Administration Services

The Client hereby retains Service Provider to act as administrator of the Client, and to furnish the Client with the following administrative services:

Regulatory Administration Services:

1. Provide administrative services for quarterly Board meetings by (A) coordinating Board book production, preparation, and distribution, (B) subject to review and approval by the Client and its counsel, preparing Board agendas, resolutions, and minutes, (C) preparing the relevant sections of the Board materials required to be prepared by Service Provider, (D) assisting to gather and coordinate special materials related to annual contract renewals of Client-related plans, policies and procedures for and as directed by the Board or Client counsel, (E) attending Board meetings and recording the minutes, and (F) performing such other Board meeting functions as shall be agreed by the parties in writing.

2. Prepare, subject to review by counsel to the Client, (A) the annual update to the Client’s registration statement on Form N-2, and (B) notices of annual or special meetings of investors, and file any of the foregoing, as well as proxy materials, with the Securities and Exchange Commission (“SEC”) at the request of the Client or its counsel.

3. Assist in the preparation of, subject to review by counsel to the Client, quarterly tender offer materials, and any amendments thereto, and file the foregoing with the SEC at the request of the Client.

4. Coordinate the printing and distribution of Offering Documents, supplements, proxy materials, reports and tender offer materials to investors; coordinate the solicitation and tabulation of proxies in connection with the annual meeting of investors, if applicable.

5. Update as appropriate, and subject to review by counsel to the Client and the Chief Compliance Officer to the Client, fund-related plans, policies and procedures or amendments thereto.

6. Provide the Client with assistance with contracts and contract amendments as necessary for regulatory purposes from time to time with respect to the Client, except those pertaining to Service Provider’s Services.

7. Provide input on regulatory matters for shareholder reports (e.g. approval of advisory contract and reports on shareholder voting results).

8. Provide consultation related to regulatory aspects of the establishment, maintenance, and liquidation or dissolution of classes and /or series of the Client.

9. Make available appropriate individuals to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to Citi’s services hereunder), upon designation as such by the Board.

10. Obtain and maintain fidelity bonds and directors and officers/error and omission insurance policies for the Client in accordance with Rules 17g-1 and 17d-1 under the 1940 Act (if applicable) at the expense of the Client, and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such policies are approved by the Board.

Schedule 2 to Services Agreement

11. Maintain corporate records on behalf of the Client, including, minute books and the Charter/Declaration of Trust of the Client and By-Laws of the Client. Prepare amendments to the Charter/Declaration of Trust and By-laws as necessary from time to time with respect to the Client, subject to review by counsel; and file the same with the relevant state, if required.

12. Coordinate gathering of proxy voting information pertaining to proxy votes on Client holdings and coordinate the drafting and filing of the Client’s proxy voting records (as approved by the investment adviser) on Form N-PX.

13. Prepare and file or arrange for filing amendments to the Client’s Organic Documents as requested.

14. Prepare and distribute Trustee/Officer Questionnaires, review completed Questionnaires, and resolve issues concerning the information with the Client and its counsel.

Financial Administration Services:

1. Coordinate and prepare, with the assistance and approval of the Client’s investment adviser, independent auditors, Client counsel, and officers drafts of the annual report to the Client’s investors (“Shareholders”); prepare drafts of the certified semi-annual report; prepare and file the final certified versions thereof on Form N-CSR;

2. Prepare and file the Client’s Form N-SAR;

3. Coordinate with the Client’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

4. Calculate performance data of the Client for dissemination to up to fifteen (15) information services covering the investment company industry or to other parties, as requested and agreed to by Service Provider;

5. Coordinate layout and printing of the Client’s semi-annual and annual reports to Shareholders;

6. Provide Client with tailored portfolio compliance policies and procedures and provide periodic compliance monitoring services incorporating certain of those compliance policies and procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, the Client’s investment objective, defined investment policies, and restrictions, diversification requirements (if any), and distribution and income requirements provided such are determinable based upon the Client’s accounting records. In connection with the foregoing, provide Client with quarterly compliance reports. Service Provider will also provide the Board with quarterly results of its compliance reviews. For purposes of this provision, Service Provider shall not be required to “look through” to the underlying holdings and liabilities of a Client’s underlying investment funds, unless otherwise required by the Client’s defined investment policies or under applicable law.

Schedule 2 to Services Agreement

7. Assist the Client in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Client, “Sarbanes-Oxley”), Service Provider will internally establish and maintain controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Service Provider and its affiliates on behalf of the Client and included in financial information certified by Client officers (“Certifying Officers”) on Form N-CSR and Form N-Q (“Reports”) is (a) recorded, processed, summarized, and reported by Service Provider within the time periods specified in the SEC’s rules and forms and corresponding disclosure controls and procedures of the Client (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which Service Provider serves or served as financial administrator, Service Provider will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Service Provider’s services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by Service Provider and/or its Administrative Support Providers, and as to Service Provider internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Client Reports, Service Provider may (a) limit its representations to information prepared, processed and reported by Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Client, including all other service providers to the Client, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Client’s investment adviser(s) and Custodian; and (c) assume that the Client has selected the appropriate accounting policies for itself.

The Client shall assist and cooperate with Service Provider (and shall use its reasonable efforts to cause its officers, investment advisers and other service providers to assist and cooperate with Service Provider) to facilitate the delivery of information requested by Service Provider in connection with the preparation of the Client’s Form N-CSR and Form N-Q, including Client financial statements, so that Service Provider may submit a draft Report to the Client or at its direction prior to the date the relevant Report is to be filed. At the request of the Client or its Certifying Officers, Service Provider shall provide reasonable administrative assistance to the Client in connection with obtaining other service provider sub-certifications and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

The Client shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by Service Provider in this Agreement, as between the Client and the Service Provider, the Client shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer in respect of disclosure controls and procedures.

8. Prepare and file holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

9. Upon request, Citi will provide each Client with a report showing such Client’s purchases and sales over the requested time period.

10. Prepare schedules in a standard format as mutually agreed by the Parties for use by the Client’s tax preparation firm or auditors in connection with such firm’s or auditor’s preparation of the Client’s tax returns.

11. Collect and track tax information from underlying fund managers in order to prepare calculation of declaration of income/capital gain distributions to ensure compliance with Sub Chapter M of the Internal Revenue Code and all other income/excise tax distribution requirements. Calculation includes calculation of PFIC mark-to-market or obtaining annual information statements from PFIC investments for which a QEF election is being made.

Schedule 2 to Services Agreement

12. Prepare/distribute standard, industry tax reporting, year-end shareholder tax letters and Forms 1099-MISC within regulatory or industry deadlines.

13. Ensure all required tax disclosures are included with financial statements and Form N-Q.

14. Monitor wash sales annually.

15. Service Provider shall provide the Board of Directors of the Client (“Board”) with such reports regarding the Client’s investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser of its responsibilities, except with respect to the investment adviser’s compliance with Client’s compliance policies and procedures. Service Provider shall perform such other administration services, and furnish such reports, for the Client that are mutually agreed upon by the parties from time to time, for which the Client will pay Service Provider the amounts agreed upon between them.

16. Calculate contractual Client expenses and make and control all disbursements for the Client, subject to review and approval of an Authorized Person, including administration of director and vendor fees and compensation on behalf of the Client;

17. Prepare and file proxy voting reports on Form N-PX as required.

18. Provide information or reports upon reasonable request to the Client or the Client’s Chief Compliance Officer as necessary for the Chief Compliance Officer or Client to comply with Rule 38a-1 under the Investment Company Act of 1940, as amended.

II.	Notes and Conditions Related to Administration Services

1.	Service Provider shall have no obligation to make available individuals to serve as officers of the Client

2.	Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that Service Provider cannot ensure that the Client complies with the Applicable Securities Laws or Sarbanes-Oxley.

3.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix B — Fund Accounting Services

The Client hereby retains Service Provider to act as fund accountant of the Client, and to furnish the Client with the following fund accounting services:

(a) Service Provider will keep and maintain the following books and records of the Client pursuant to Rule 31a-1 (“Rule”) under the 1940 Act:

1.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

4.	A monthly trial balance of all ledger accounts (except Shareholder accounts) as required by subsection (b)(8) of the Rule; and

5.	All other records related to services that Service Provider is required to perform under the Agreement (including the Services Schedule).

(b) In addition to the maintenance of the books and records specified above, Service Provider shall perform the following accounting services for the Client:

1.	Allocate income and expense and calculate the net asset value per Share (“NAV”) of the Client in accordance with the relevant provisions of the prospectus, the Client’s Organic Documents, the terms of the valuation policies and procedures of the Client (“Valuation Procedures”) and applicable regulations under the 1940 Act;

2.	Apply securities pricing information as required or authorized under the Valuation Procedures, including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Client, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (“Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Client’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Client’s investment adviser or other designee, as approved by the Board; In addition, the Service Provider will collect estimated and final valuations for each underlying investment fund, as authorized by the Client for each valuation date and, conduct reasonable due diligence, confirmation and reporting related to such valuations. Further, Service Provider shall aggregate estimated and final valuation information into a status report to Client and the Board, shall perform reasonableness reviews, and shall provide the Board with other reasonably requested reports relating to valuation. In addition, Service Provider shall apply valuation for each underlying investment fund to the accounting records for each valuation date.

3.	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

4.	Verify and reconcile with the Client’s custodian trade activity for each valuation period;

5.	Compute, as appropriate, the Client’s net income and capital gains, dividend payables, dividend factors, and any standard or non-standard performance information as mutually agreed by the Parties;

6.	Review monthly the net asset value calculation and dividend factor (if any) for the Client prior to release to Shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to the Client and the Board as agreed to by the Parties;

Schedule 2 to Services Agreement

7.	Determine and report unrealized appreciation and depreciation on securities held in the Client;

8.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Client;

9.	Update fund accounting system to reflect rate changes, as received from the Client’s investment adviser, on variable interest rate instruments;

10.	Post Client transactions to appropriate categories;

11.	Accrue expenses of the Client according to instructions received from the Client or the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval;

12.	Determine the outstanding receivables and payables for all (1) security trades, (2) transactions in shares in the Client (“Shares”) and (3) income and expense accounts;

13.	Provide accounting reports in connection with and coordinate with independent auditors concerning the Client’s regular annual audit, and other audits and examinations by regulatory agencies;

14.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

15.	Provide a representative (in a non-voting capacity) for the Client’s Pricing Committee, if any; and

16.	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Client’s Valuation Procedures.

(c) Service Provider shall also perform the following additional accounting services for the Client:

2.	Provide a hard copy of the unaudited financial statements as agreed by the Parties.

3.	Provide accounting information for the following: (in compliance with Reg. S-X as applicable):

A. the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

B. the Client’s schedules of investments for filing with the SEC on Form N-Q;

C. the Client’s annual and semi-annual Shareholder reports and quarterly Board meetings;

D. registration statements on Form N-2 and other filings relating to the registration of Shares;

E. annual audit by the Client’s auditors; and

F. examinations performed by the SEC.

4.	Calculate turnover and expense ratio.

5.	Prepare schedule of Capital Gains and Losses.

6.	Maintain and report security positions and transactions in accounting system.

7.	Prepare Broker Commission Report.

8.	Monitor expense limitations.

9.	Provide unrealized gain/loss report.

(d) Notes and Conditions to Fund Accounting Services

(1) Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least 1/10 of 1% but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

Schedule 2 to Services Agreement

For purposes of this Section II.1: the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of 1/10 of 1%or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

(2) The Client instructs and authorizes Service Provider to provide information pertaining to the Client’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Client’s Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Client investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(3) Service Provider shall furnish to the Client and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Client in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Client agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to Service Provider any errors or discrepancies therein.

(4) In addition to the Services listed below, Service Provider shall also perform such special accounting services, and furnish such reports, for the Client to the extent agreed upon by the Parties from time to time, for which the Client will pay Service Provider the amounts agreed upon between them.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix C — Transfer Agency Services

Service Provider shall also maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(a) Maintain the register of investors; process purchases, repurchases pursuant to tender offers or otherwise, compulsory repurchases, and transfers of Shares; maintain investor records, including cost basis accounting, account documentation files, establish account relationship linking/grouping (in particular with regard to intermediary relationships), record investor account information changes, and balance monthly transaction activity;

(b) Maintain investor information files, and microfiche and/or image all subscription applications and source documentation;

(c) Function as dividend agent including calculating, disbursing and recordkeeping for all dividends generated by the Client and maintaining a dividend reinvestment plan;

(d) Dealer/Load Processing. As mutually agreed, Service Provider shall:

(i)	Calculate fees due under distribution and service plans.

(ii)	Provide for payment of commission to intermediaries on shareholder purchases.

(e) Complete cash settlement between the Client, the Custodian, investors, and other third parties and reconcile the Client’s bank accounts;

(f) Prepare and issue investor confirmations (for all investors and their respective intermediary agent and other interested parties, unless agreed to otherwise by the Client on a case by case basis); upon investor request, prepare duplicate investor confirms;

(g) Except as otherwise agreed upon with the Client, prepare and issue monthly account statements to investors and their respective intermediary agent and other interested parties, and provide a monthly report of account activity per investor to the Investment Adviser; upon investor request, prepare duplicate account statements (special order account statements available for mutually agreed upon fees and mutually agreed upon timelines);

(h) Provide mailing labels for distribution of financial and tax reports, Offering Documents, Tender Offers, proxy statements, or marketing material to current investors;

(i) Review all incoming investor documentation to verify receipt of all information and documentation required by Service Provider in the performance of its services and obligations hereunder;

(j) To the extent information is made available to Service Provider, upon opening new accounts and periodically thereafter as reasonably directed by the Client, verify investor identity and check investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;

(k) Each Client has developed and implemented a written anti-money laundering program (the “AML Program”) which is designed to satisfy the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated thereunder (collectively, the “Act”), to the extent applicable to the Client. Pursuant to the Act, the Client can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. Each Client is desirous of having Service Provider

Schedule 2 to Services Agreement

perform certain delegated duties pursuant to the AML Program and Service Provider accepts such delegation. In connection with the performance by Service Provider of the Delegated Duties, Service Provider understands and acknowledges that Client remain responsible for assuring compliance with the Act and that the records Service Provider maintains for the Client relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Service Provider hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Service Provider will use reasonable efforts to make available, during normal business hours and on reasonable notice, requested records and information for review by such examiners. Service Provider shall comply with mutually agreed upon procedures to: implement the Client’s AML Program, including cash and cash equivalent procedures; screen account names and addresses against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN list”) and list of embargoed countries; respond to requests for information from the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) pursuant to Section 314(a) of the Act submitted to the Service Provider by the Client; and shall further perform all services necessary to implement the AML Program.

(l) Create documentation to provide a basis for law enforcement authorities to trace illicit funds;

(m) Maintain all records or other documentation created or received by Service Provider pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Client;

(n) Compile investor replies to tender offers.

(o) The Client acknowledges and agrees that deviations from Service Provider’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Client requests that an exception be made from any written compliance or transfer agency procedures adopted by Service Provider, or adopted by the Client and approved by Service Provider (including any requirements of the Client’s AML Program), Service Provider may in its sole discretion determine whether to permit such exception. In the event Service Provider determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Client (other than an employee of Service Provider) and delivered to Service Provider (an “Exception”); provided that an Exception concerning the requirements of the Client’s AML Program shall be authorized by the Client’s anti-money laundering compliance officer (“AML Compliance Officer”). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Service Provider receives written notice from the Client that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision of the Agreement or this Amendment that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith and without willful misconduct, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client resulting from the Exception, and the Client shall indemnify Service Provider and hold Service Provider harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Service Provider therefrom.

(p) Provide Client with daily transaction reports (for both subscriptions and tenders) on a cumulative basis throughout each month.

(q) Provide a toll-free telephone line dedicated to the Client and personnel to respond to telephone inquiries from current and prospective intermediaries and shareholders.

(r) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

Schedule 2 to Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)	The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing necessary information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)	The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)	The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)	The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

Schedule 3 to Services Agreement

Schedule 4 to Services Agreement

Fee Schedule

1.	FEES

Each Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

a. Asset-Based Fees

For Administration, Fund Accounting and Transfer Agency Services, the Client shall pay Service Provider:

7 basis points of the first $500 million in aggregate net assets of the Master Fund, plus

5 basis points of the next $500 million in aggregate net assets of the Master Fund, plus

4 basis points on the aggregate net assets of the Master Fund in excess of $1 billion.

The Asset-Based Fees shall be subject to a monthly minimum fee of $10,416.67. The Asset-Based Fees shall be allocated one-third to Blackstone Alternative Alpha Master Fund and two-thirds to Blackstone Alternative Alpha Fund, or as otherwise determined by the Clients from time to time. Client shall promptly communicate any changes in the foregoing allocations to Service Provider. Aggregate net assets shall be computed as of the last day of each month prior to redemptions.

b. Annual Fee

For Regulatory Administrative Services, the Client shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $75,000; with additional services requested to be billed at a rate of $350 per hour. These fees shall be allocated evenly between Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, or as otherwise determined by the Clients from time to time. Client shall promptly communicate any changes in the foregoing allocations to Service Provider.

c. Account Fees

Each Client shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $20 per investor.

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges upon receipt of a detailed invoice, which shall be provided to the Client in advance and the Client is given an opportunity to review and refute any single out-of-pocket expense or miscellaneous charge that the clients deems to be unreasonable:

A. Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)	The cost of obtaining security and issuer information;

Schedule 5 to Services Agreement

(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)	All copy charges;

(vii)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)	All systems-related expenses associated with the provision of special reports;

(ix)	NSCC charges and Depository Trust & Clearing Corporation charges;

(x)	The cost of tax data services;

(xi)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iv)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(v)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(vi)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Client’s portfolio;

(vii)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(viii)	The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable; and

(ix)	Check and payment processing fees.

3.	Annual Fee Increase:

Commencing on the two-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually, with the Client’s written consent, increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%. Service Provider shall provide the calculations behind any such increase to Client. Should the Client not consent to a fee increase described in this Section, the fee increase will not go into effect and either Party may terminate the Agreement in accordance with Section 10(B)(i) of the Agreement. For the avoidance of doubt, Liquidated Damages shall not apply if the Client terminates the Agreement in accordance with this Section.

Schedule 5 to Services Agreement

AMENDMENT TO

SERVICES AGREEMENT

AMENDMENT made as of the 1st day of April, 2012, by and among Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Master Fund, each acting on its own behalf separately from the other and not jointly or jointly and severally with the other (each, the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated as of April 1, 2012, between each Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement Service Provider performs certain services for each Client;

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement in order to set forth the terms relating to the provision of additional Blue Sky services to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Schedule 2. A new Subsection (s) is added to the end of Appendix C of Schedule 2 as follows:

“Blue Sky Services (To be performed solely for Blackstone Alternative Alpha Fund)

(a)	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Client as may be required in order to comply with Federal and state securities laws) to register the shares in the Client (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Client and the Shares and all amendments thereto, to register and keep effective the registration of the Client and the Shares with state securities authorities to enable the Client to make a continuous offering of its Shares pursuant to Service Provider’s state registration, renewal and sales reporting procedures, which shall be made available to the Client upon request.

(b)	The Client shall be responsible for identifying to Service Provider in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.”

Schedule 5 to Services Agreement

2.	Schedule 4.

(a)	Schedule 4 is amended by adding a new Section 1(d) as follows:

“d.	Blue Sky Services Fees. For Blue Sky Services, the Blackstone Alternative Alpha Fund shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $3,500, plus any applicable out of pocket expenses or fees as set forth below.”

3.	Representation and Warranties

(a) Each Client represents (i) that it has full power and authority to enter into and perform this Amendment (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Client (the “Board”), and (iii) that the Board has approved this Amendment.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*        *        *         *        *

Schedule 5 to Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Blackstone Alternative Alpha Fund		Blackstone Alternative Alpha Master Fund

By:	/s/ Arthur Liao	By:	/s/ Arthur Liao

Name:	Arthur Liao	Name:	Arthur Liao

Title:	Managing Director	Title:	Managing Director

Date:	03/29/12	Date:	03/29/12

A copy of the Agreement and Declaration of Trust of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund is on file with the Secretary of The Commonwealth of The Commonwealth of Massachusetts. Notice is hereby given, and it is expressly agreed, that the obligations under this Amendment of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund are not binding upon any of their trustees, shareholders, nominees, officers, agents or employees personally, but bind only the trust property of Blackstone Alternative Alpha Fund or Blackstone Alternative Alpha Master Fund, respectively. For each of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, the execution and delivery of this Amendment has been authorized by its trustees, and signed by an authorized officer, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor execution and delivery by an officer shall be deemed to have been made by any of them individually, but shall only find the trust property of each of Blackstone Alternative Alpha Fund and Blackstone Alternative Alpha Master Fund, respectively.

Citi Fund Services Ohio, Inc.

By:	/s/ Bruce Treff

Name:	Bruce Treff

Title:	Vice President

Date:	03/29/12

Schedule 5 to Services Agreement